EXHIBIT 31.1

CONTANGO ORE, INC.

Certification Required by Rules 13a-14 and 15d-14 of the Securities Exchange Act of 1934

I, Kenneth R. Peak, Chairman and Chief Executive Officer of Contango ORE, Inc. (the “Company”), certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of the Company;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented in this report;

4.	I am responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under my supervision, to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to me by others within those entities, particularly during the period in which this report is being prepared;

(b)	Evaluated the effectiveness of the Company’s disclosure controls and procedures and presented in this report my conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation.

Date: May 16, 2011

/s/ KENNETH R. PEAK
Kenneth R. Peak
Chairman and Chief Executive Officer